Exhibit 99.1

UNFI Extends Distribution Partnership with Whole Foods Market to September 2027

PROVIDENCE, Rhode Island – March 4, 2021 -- United Natural Foods, Inc. (NYSE: UNFI) ("UNFI") announced today that it has extended its primary wholesale grocery distribution relationship with Whole Foods Market, a wholly-owned subsidiary of Amazon.com, Inc. (NASDAQ: AMZN) by entering into an extension of the current distribution agreement. The term of the primary distribution agreement between the parties now runs until September 27, 2027.

“Since the onset of the COVID-19 pandemic, UNFI and Whole Foods have worked closely together to consistently deliver “better for you” foods to consumers throughout North America. This extension allows both companies to maintain focus on what is most important: continuing to meet the growing demand for healthy food at home as we navigate through the global pandemic,” said Steven L. Spinner, UNFI’s Chairman and Chief Executive Officer. “We look forward to continuing to play a very important role in the rapidly evolving foodscape and supply chain, while furthering our tradition of innovation, scale and efficiency.”

“UNFI plays a key role in ensuring Whole Foods Market is able to meet the growing demand for high quality products across our network of stores and facilities,” said Bart Beilman, Whole Food Market’s Senior Vice President of Supply Chain and Retail Operations. “We’re pleased to continue our strong and longstanding partnership with UNFI.”

About Whole Foods Market

For 40 years, Whole Foods Market has been the world’s leading natural and organic foods retailer. As the first national certified organic grocer, Whole Foods Market has more than 500 stores in the United States, Canada and the United Kingdom. To learn more about Whole Foods Market, please visit https://media.wholefoodsmarket.com.

About United Natural Foods

UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly-traded grocery distributor in America. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

INVESTOR CONTACT:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144